CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form N-1A of our report dated March 1, 2019, relating to the financial statements and financial highlights of Rational Dividend Capture Fund, Rational Tactical Return Fund (formerly, Rational Hedged Return Fund), Rational Dynamic Brands Fund, Rational Strategic Allocation Fund, Rational/ReSolve Adaptive Asset Allocation Fund, Rational Iron Horse Fund, Rational/NuWave Enhanced Market Opportunity Fund, and Rational Income Opportunities Fund, each a series of Mutual Fund and Variable Insurance Trust, for the year or period ended December 31, 2018, and to the references to our firm under the headings “Financial Highlights” and “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 29, 2019